EXHIBIT 5.1
Vedder Price	VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601-1003 312-609-7500 FACSIMILE: 312-609-5005

                       March 6, 2006

MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois 60514

Ladies and Gentlemen:

Reference is hereby made to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by MAF Bancorp, Inc., a Delaware corporation (the “Company”), relating to the registration of 168,690 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued upon exercise of options previously granted to employees or directors pursuant to the EFC Bancorp, Inc. (“EFC”) 2000 Stock Option Plan and 1998 Stock-Based Incentive Plan, as amended (the “Plans”). EFC was merged with and into the Company effective January 31, 2006 (the “Merger”). We have acted as counsel for the Company in connection with this Registration Statement and the merger transaction.

In connection with our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated By-laws of the Company; and (iv) such other corporate records, documents and other papers as we deemed necessary to examine for purposes of this opinion. We have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

Based upon the foregoing, it is our opinion, based on the number of shares of common stock outstanding as of the date hereof and assuming that the 168,690 shares of Common Stock of the Company are issued in accordance with the terms of the Plans and the Merger, such shares, if and when issued, will be legally issued, fully paid and nonassessable.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the General Corporation Law of the State of Delaware, the Federal securities laws and the laws of the State of Illinois currently in effect.

We hereby consent to the use of this opinion in connection with said Registration Statement and to the references to our firm therein.

Very truly yours,

/s/ Vedder, Price, Kaufman & Kammholz, P.C.